EXHIBIT 3

Shareholders, Shake Off Your Apathy And Vote To Stop Tom Ward And Michael Dell

Forbes

By: Richard Finger

February 21, 2013

"Hedge Fund TPG-Axon CEO Mr. Dinakar Singh has done a methodically masterful presentation to SandRidge shareholders statistically demonstrating how ineffective and conflict ridden corporate governance has destroyed over 75% of shareholder value since this company came public in 2007. Tales of lavish $20 million CEO pay packages despite lackluster share performance, enough corporate jets for a small airline, and most critically, outrageous accounts of insider dealings between CEO Tom Ward and family owned entities that Mr. Singh has exposed by hiring his own team of Kroll private investigators. A just released report uncovered that just one of the related entities, WCT Resources, a trust for the benefit of Tom Ward’s children controls lease rights to an astounding 475,000 acres in the Mississippian Lime, making them the fifth largest acreage holder in the play, just behind $23 billion market cap Devon Energy Corp. (DVN)."